EXHIBIT 10.14

Date:	May 15, 2005

Memo to:	Jerry Gutterman

From:	Michael Bissonnette

Subject:	New Consulting Agreement Effective 5/16/05

Dear Jerry,

I am pleased to extend our consulting agreement with AeroGrow International, Inc. under the following terms:

You will continue as its Chief Financial Officer, Secretary and Director to be effective May 16, 2005.

Your compensation will be at the rate of $100 per hour and 100 shares of AeroGrow International, Inc. common stock for every hour or part of an hour worked.

You will be guaranteed a monthly retainer of $5,000, part of which will be deferred as follows:

You will be paid in cash at the rate of $75 per hour and $25 per hour will be deferred until the private placement has been completed. At that time, the total amount of the deferred compensation will be paid in full with no future deferral. If your hours worked are less than 28 per month, a minimum payment of $2,800 will be paid in cash and $2,200 will be deferred.

You will come to Boulder on an as needed basis to perform the functions of Chief Financial Officer and Director.

I look forward to a long and mutually rewarding working relationship together.